UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Laurel L. Grammig
   401 E. Jackson St., Ste. 1700
   Tampa, FL  33602
   USA
2. Issuer Name and Ticker or Trading Symbol
   Brown & Brown (BRO)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President & Secretary
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                          |
____________________________________________________________________________________________________________________________|
1. Title of Security  |2.      |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect     |
                      |Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership   |
                      |Date    |Code|                                  |  Beneficially     |(D)or |                         |
                      |        |    |                  | A/|           |  Owned at         |Indir |                         |
                      |        |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                         |
____________________________________________________________________________________________________________________________|
Common Stock          |        |    |     947          | A | N/A       |5,905*(1)          |D     |                         |
                      |        |    |                  |   |           |                   |      |                         |
----------------------------------------------------------------------------------------------------------------------------|
Common Stock          |        |    |                  |   |           |1,500*             |D     |                         |
                      |        |    |                  |   |           |                   |      |                         |
----------------------------------------------------------------------------------------------------------------------------|
Common Stock          |        |    |                  |   |           |10,740*(2)         |I     |Stock                    |
                      |        |    |                  |   |           |                   |      |Performance Plan         |
----------------------------------------------------------------------------------------------------------------------------|
Common Stock          |12/31/00| B  |760               | A | N/A       |7,392*(3)          |I     | 401(k) Plan             |
                      |        |    |                  |   |           |                   |      |                         |
----------------------------------------------------------------------------------------------------------------------------|
____________________________________________________________________________________________________________________________|
*All amounts shown reflect a two-for-one stock split effected August 23, 2000.

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
None.                   |        |     |    |           |   |     |     |            |       |       |            |   |            |
                        |        |     |    |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Acquired through the Company's Employee Stock Purchase Plan. Number of shares may reflect reinvested dividends.
(2) These securities were awarded at various dates pursuant to the Company's Stock Performance Plan based upon the satisfaction of conditions contained in that Plan. The recipient has voting rights and dividend entitlement with respect to these shares, but full ownership will not vest until the satisfaction of additional conditions.
(3) Based upon information supplied as of 12/31/00 by the Plan's recordkeeper. Number of shares varies periodically based on contributions to plan.

SIGNATURE OF REPORTING PERSON
/s/ Laurel L. Grammig

DATE
February 14, 2001